Filed by CCH II, LLC
Pursuant to Rule 425 under the Securities Act of 1933
Subject Corporation: Charter Communications, Inc.
Registration No.: 000-27927

Exhibit 99.1

NEWS

Charter Communications, Inc. ("Charter"), CCH II, LLC and CCH II Capital Corp. have filed a registration statement on Form S-4 (including the prospectus contained therein) with the Securities and Exchange Commission for the exchange of Charter's 5.875% convertible senior notes due 2009 for the exchange consideration described therein. The information in this release is material to that exchange offer and the securities that are the subject of that offer. Before you tender the subject securities or otherwise make any investment decision with respect to the subject securities or the securities being offered thereby, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about Charter and its subsidiaries. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by contacting Charter's Investor Relations department at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, telephone number (314) 965-0555.

FOR RELEASE: 10:00 PM CT, Tuesday, August 29, 2006

CHARTER COMMUNICATIONS ANNOUNCES
AMENDMENT AND EXTENSION
OF PRIVATE DEBT EXCHANGE OFFERS

ST. LOUIS, MO - Charter Communications, Inc. (Nasdaq: CHTR) announced that it has amended and extended the offers by its indirect subsidiaries, CCH II, LLC (“CCH II”) and CCH I, LLC (“CCH I”), to issue new notes in exchange for up to any and all of each series of the outstanding notes listed below of Charter Communications Holdings, LLC (“Charter Holdings”).

As amended, CCH II is offering to issue up to $250.0 million aggregate principal amount of new 10.25% Senior Notes due 2013 (the “CCH II Notes”) and CCH I is offering to issue up to $625.0 million aggregate principal amount of 11.00% Senior Secured Notes due 2015 (the “CCH I Notes” and, collectively with the CCH II Notes, the “New Notes”) in exchange for Charter Holdings notes with maturities in 2009 and 2010 (the “2009-2010 Notes”) and in 2011 and 2012 (the “2011-2012 Notes” and, collectively with the 2009-2010 Notes, the “Old Notes”). Previously, the aggregate principal amount of CCH II Notes was limited to $200.0 million and the aggregate principal amount of CCH I Notes was limited to $675.0 million. Charter is also increasing the total consideration for certain series of Old Notes as described below.

As extended, the early participation date and the expiration date will be 11:59 PM Eastern Time (“ET”) on September 12, 2006. Accordingly, all Old Notes tendered prior to 11:59 PM ET on September 12, 2006 (the “Expiration Date”) will be eligible to receive the early participation payment of $50.00 in principal amount of New Notes per $1,000 principal amount of Old Notes. Previously, the early participation date was 5:00 PM ET, on August 24, 2006 and the expiration date was 11:59 PM ET, on September 8, 2006.

The following table sets forth: (i) the aggregate principal amount of each series of Old Notes; (ii) the amended consideration being offered in CCH II Notes; and (iii) the amended consideration being offered in CCH I Notes. Holders of Old Notes may elect to receive either CCH II Notes or CCH I Notes, but such election will be subject to proration and the other terms and conditions of the offers.

		New Notes per $1,000 Principal Amount of Old Notes

Principal Amount Outstanding	Title of Old Notes to be Exchanged	Total Consideration in CCH II Notes (1)	Total Consideration in CCH I Notes (1)

$291,959,500	8.625% Senior Notes due 2009	$925.00	$997.50
154,168,000	10.00% Senior Notes due 2009	926.25	997.50
130,848,000	10.75% Senior Notes due 2009	935.00	997.50
107,340,145	9.625% Senior Notes due 2009	925.00	997.50
48,835,000	10.25% Senior Notes due 2010	851.25	997.50
43,179,000	11.75% Senior Discount Notes due 2010	935.00	997.50

$217,297,000	11.125% Senior Notes due 2011	$810.00	$900.00
197,561,713	9.920% Senior Discount Notes due 2011	772.50	860.00
136,718,000	10.00% Senior Notes due 2011	740.00	822.50
124,641,000	11.75% Senior Discount Notes due 2011	790.00	877.50
94,329,000	13.50% Senior Discount Notes due 2011	800.00	888.75
112,862,000	12.125% Senior Discount Notes due 2012	670.00	745.00

(1) Total consideration, as amended, includes the early participation payment of $50 in principal amount of New Notes per $1,000 principal amount of Old Notes. All Old Notes tendered prior to the Expiration Date will be eligible to receive the total consideration shown (as a result of the extension of the early participation date as described above).

As of 5:00 PM ET, on August 29, 2006, approximately $483.1 million in aggregate principal amount of Old Notes had been validly tendered, consisting of approximately $183.1 million aggregate principal amount of the 2009-2010 Notes and approximately $300.0 million aggregate principal amount of 2011-2012 Notes.

Based upon the tenders to date and subject to consummation of the amended offers, approximately $250.0 million aggregate principal amount of CCH II Notes and approximately $167.5 million aggregate principal amount of CCH I Notes would be issued. Approximately $593.2 million aggregate principal amount of 2009-2010 Notes and approximately $583.4 million aggregate principal amount of 2011-2012 Notes would remain outstanding.

The table below shows the aggregate principal amount of each series of Old Notes tendered to date, the approximate principal amount of CCH II Notes and CCH I Notes that would be issued in the offer by series of Old Notes, and the approximate principal amount of 2009-2010 Notes and 2011-2012 Notes that would remain outstanding by series subsequent to settlement, based upon the tenders to date and subject to consummation of the amended offers.

Title of Old Notes to be Exchanged	Principal Amount Tendered	Principal Amount of New CCH II Notes to be Issued	Principal Amount of New CCH I Notes to be Issued	Principal Amount of Old Notes to Remain Outstanding

8.625% Senior Notes due 2009	$81,206,000	$52,185,000	$24,727,000	$210,753,500
10.00% Senior Notes due 2009	32,783,000	25,764,000	4,954,000	121,385,000
10.75% Senior Notes due 2009	30,958,000	27,501,000	1,541,000	99,890,000
9.625% Senior Notes due 2009	31,952,000	29,463,000	99,000	75,388,145
10.25% Senior Notes due 2010	6,185,000	5,243,000	24,000	42,650,000
11.75% Senior Discount Notes due 2010	10,000	0	9,000	43,169,000
	$183,094,000	$140,156,000	$31,354,000	$593,235,645

11.125% Senior Notes due 2011	$70,426,000	$39,173,000	$19,858,000	$146,871,000
9.920% Senior Discount Notes due 2011	58,757,000	31,774,000	15,158,000	138,804,713
10.00% Senior Notes due 2011	53,488,000	9,258,000	33,703,000	83,230,000
11.75% Senior Discount Notes due 2011	62,924,000	23,463,000	29,154,000	61,717,000
13.50% Senior Discount Notes due 2011	32,514,000	3,158,000	25,388,000	61,815,000
12.125% Senior Discount Notes due 2012	21,850,000	3,018,000	12,922,000	91,012,000
	299,959,000	109,844,000	136,183,000	583,449,713

Totals	$483,053,000	$250,000,000	$167,537,000	$1,176,685,358

Charter expects final participation levels such that all or substantially all of CCH II Notes would be issued in exchange for 2009-2010 Notes, and as a result, few, if any, of the CCH II Notes would be available to be issued in exchange for 2011-2012 Notes. Final proration of tenders of the Old Notes will be determined (in accordance with the terms of the amended offers) based on the total amount of Old Notes tendered prior to the expiration of the offers.

Holders who have previously tendered Old Notes will receive the total consideration set forth above and do not need to re-tender their Old Notes or take any other action in response to this announcement.

Holders who have previously tendered any Old Notes may switch their election to receive New Notes from CCH I Notes to CCH II Notes or from CCH II Notes to CCH I Notes. Beneficial holders whose Old Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such beneficial holders desire to change their previous election.  Nominees or other holders of record of such Old Notes that wish to switch their elections must contact Global Bondholder Services Corporation, the exchange agent and information agent for the offers, in writing by faxing such request to (212) 430-3775/3779.  Confirmation of such request should be made by the respective nominee by calling (212) 430-3774.  Holders have until 5:00 PM ET, on September 11, 2006, to make such written request and faxes received after such date and time will not be given effect.

Holders who exchange Old Notes for New Notes will receive a cash payment on the settlement date of all accrued and unpaid cash interest to, but not including, the settlement date. The settlement date of the offers is expected to be as soon as practicable following the Expiration Date.

Except for the modifications described above, all other terms and conditions of the offers remain unchanged. Old Notes tendered pursuant to the offers may not be withdrawn.

The offers are made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States.

The complete terms and conditions of these private exchange offers are set forth in the informational documents relating to the offers. The exchange offers are subject to conditions that are described in the informational documents.

Documents relating to these private offers will only be distributed to noteholders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter may contact Global Bondholder Service Corporation at (866) 470-3700 (U.S. Toll-free) or (212) 430-3774.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

###

About Charter Communications®

Charter Communications, Inc. is a leading broadband communications company and the third-largest publicly traded cable operator in the United States.  Charter provides a full range of advanced broadband services, including advanced Charter Digital® video entertainment programming, Charter High-Speed™ Internet access service, and Charter Telephone™ services. Charter Business™ similarly provides scalable, tailored and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services and business telephone.  Charter’s advertising sales and production services are sold under the Charter Media® brand.  More information about Charter can be found at www.charter.com.

# # #

Contact:

Media:      Analysts:
Anita Lamont     Mary Jo Moehle
314/543-2215     314/543-2397

Cautionary Statement Regarding Forward-Looking Statements:

This release includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this release are set forth in reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
the availability, in general, of funds to meet interest payment obligations under our debt and to fund our operations and necessary capital expenditures, either through cash flows from operating activities, further borrowings or other sources and, in particular, our ability to be able to provide under applicable debt instruments and under applicable law, such funds (by dividend, investment or otherwise) to the applicable obligor of such debt;

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which would result in a violation of the applicable facility or indenture and could trigger a default of other obligations under cross-default provisions;

•
our ability to pay or refinance debt prior to or when it becomes due and/or to take advantage of market opportunities and market windows to refinance that debt through new issuances, exchange offers or otherwise, including restructuring our balance sheet and leverage position;

•
our ability to sustain and grow revenues and cash flows from operating activities by offering video, high-speed Internet, telephone and other services and to maintain and grow a stable customer base, particularly in the face of increasingly aggressive competition from other service providers;

•	our ability to obtain programming at reasonable prices or to pass programming cost increases on to our customers;
•	general business conditions, economic uncertainty or slowdown; and
•	the effects of governmental regulation, including but not limited to local franchise authorities, on our business.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.